Exhibit 10.19

Date:	January 8, 2017

To:	MartyTrtek

cc:	Dave Hirz, President & CEO
Lee Smith, SVP, General Counsel

From:	Jeff Whynot

Subject	Cash & Carry Advisor Position

Marty, I am pleased to confirm our offer to continue your employment as an advisor to Cash & Carry (as defined  below) following  the end of your  assignment  as President,  Cash & Carry.

Subject to earlier termination as set forth below, you will remain in this advisory position until January 7, 2018.

Effective January 9, 2017, you will start in this new advisory role. You will be considered a full time, exempt employee of Cash & Carry Stores LLC (“Cash & Carry”). Your weekly salary will be $961.50  (paid bi-weekly).

Your advisory duties will include assisting with the search and onboarding of your successor, availability for advisory phone conversations or email correspondence and such other services as may be reasonably requested. You will continue to report to Dave Hirz, and, then when appointed, your succesor. We expect that the onboarding process will require you to be onsite, but that other advisory services may be performed offsite.

As a reminder, effective as of January 9, 2017, you will no longer be an officer of either Smart & Final Stores LLC (“Smart & Final”) or Cash & Carry.  Below is a summary  of the benefits you  will be eligible to receive during the advisory  period.   Effective January  9,  2017:

•      You will be eligible for the health and welfare benefits and the 401(k) program that are offered to a full-time Cash & Carry employee.

•      You will not participate in executive equity compensation, paid vacation, the annual bonus program, deferred compensation, executive medical or executive life and executive disability insurance.

•      Your accrued but unused vacation earned through January 8, 2017 will be paid out on or about January 9, 2017 at your last rate of pay as President.

•      Your annual bonus for 2016 will be paid to you at the same time in 2017 that 2016 bonuses are paid to other executives of Cash & Carry.

TEAMWORK	INTEGRITY	ACCOUNTABILITY	RESPECT	GROWTH

•      Vesting of your outstanding equity awards will continue up to the date of the termination of your advisory position.

•      Subject to the delay described below, payment of your SERP benefit is expected to begin following the onboarding of your successor when you are expected to experience a “separation from service”. Your SERP benefit will be re-calculated once the payment start date is determined. As we discussed, due to Internal Revenue Code provisions, we are required to hold your monthly SERP payments for six months before releasing payment (subject to earlier payment in the event of your death).

All compensation and benefits described above are subject to the terms and conditions of the applicable plans and agreements (if any) under those plans, and this summary does not amend or modify the terms of such plans or agreements .

Your employment with Cash & Carry will be at-will, meaning either party may terminate the relationship at any time and for any or no reason. Upon termination, you will receive your accrued but unpaid base salary through the termination date and any payments or benefits under applicable benefit plans to which you are entitled.

In your new role, you must continue to follow all Smart & Final and Cash & Carry policies and practices, including rules of conduct and insider trading policies. During the time you are an employee advisor, you also agree that you will not work for a competitor of either Smart & Final or Cash & Carry, and should you choose to become an advisor or employee for a competitor company, you will  immediately voluntarily resign from Cash & Carry.

Marty, we appreciate your flexibility and willingness to assist with the selection of your successor and providing a smooth transition.

Thank you.

/s/ Jeff Whynot	January 9, 2017
Jeff Whynot	Date
Senior Vice President, Human Resources

Accepted

/s/ Marty Trtek	1-9-2017
Marty Trtek	Date